EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-194231, 333-114364, 333-133268, 333-179417, 333-123751, 333-123750, 333-114365, 333-66348, 333-32398, 333-95889, 333-83905, 333-65179, 333-02121, 333-102849, and 33-63426 on Form S-8 of our report dated November 10, 2015, relating to the consolidated financial statements of Fair Isaac Corporation and subsidiaries and the effectiveness of Fair Isaac Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2015.

DELOITTE & TOUCHE LLP

San Diego, CA
November 10, 2015